Exhibit 99.1

The PMI Group, Inc.

NEWS RELEASE

Investors:	Bill Horning (925) 658-6193
Media:	Nate Purpura (925) 658-6247

PMI Reaches Agreement for Sale of Asia Operations to QBE

Walnut Creek, CA, August 29, 2008 – The PMI Group, Inc. (NYSE: PMI) today announced that it has signed a definitive agreement with QBE Insurance Group Limited (QBE) for the sale and transfer of its Asia operations (PMI Asia).

The purchase price is approximately 100% of the net tangible asset value of PMI Asia under U.S. GAAP as of June 30, 2008. The aggregate purchase price payable upon closing is approximately $56 million, subject to adjustment under certain limited circumstances, including in the event of a material adverse change in PMI Asia’s business prior to closing. The purchase price will be payable 80% in cash at closing and 20% payable in the form of a promissory note issued by QBE. The promissory note matures and is payable in September 2011, and the actual amount payable on the note will be reduced to the extent that the performance of PMI Asia’s existing insurance portfolio as of June 30, 2008 does not achieve specified targets. Further, the note could be reduced to the extent that losses in the Australian book exceed the value of the Australian note. An adjustment amount will be accrued from July 1, 2008 for the purchase price until the closing of the transaction and through September 2011 for the note.

“This transaction represents further progress in the execution of our five-point plan and provides additional financial resources to support our holding company and core U.S. mortgage insurance business,” said Steve Smith, PMI’s Chairman and CEO.

PMI recently announced several steps to enhance the company’s overall liquidity and support opportunities for its U.S. mortgage insurance operations, including the agreement to sell PMI Australia to QBE Insurance Group Limited, the closure of PMI Canada and the repatriation of approximately $60 million of capital to the U.S.

mortgage insurance operations, and the reconfiguration of PMI Europe to conserve and enhance capital, while maintaining a presence in Europe. In addition, PMI Guaranty paid approximately $144 million of its excess capital to The PMI Group, Inc., and PMI expects to reinvest at least 80 percent of the capital at the into its U.S. Mortgage Insurance Operations. The closing of the PMI Australia transaction is still expected to occur in September, 2008.

PMI established a branch of the PMI Mortgage Insurance Company in Hong Kong in 1999. PMI Asia was formed as a subsidiary in mid-2006 when it assumed all of PMI’s Hong Kong reinsurance business.

Closing of the transaction is subject, among other things, to the receipt of necessary regulatory, bank and other third-party approvals and consents. Closing is expected to be completed by September or October, 2008.

Credit Suisse acted as the financial advisor to The PMI Group, Inc. and Allens Arthur Robinson and Sullivan & Cromwell LLP provided legal advice to The PMI Group, Inc.

The PMI Group, Inc.

The PMI Group, Inc. (NYSE:PMI), headquartered in Walnut Creek, CA, provides innovative credit, capital, and risk transfer solutions that expand homeownership and fund essential services for our customers and the communities they serve. Through its wholly and partially owned subsidiaries, PMI offers residential mortgage insurance and credit enhancement products. For more information: www.pmigroup.com.

Cautionary Statement: Statements in this press release that are not historical facts, or that relate to future plans, events or performance are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual developments to differ materially from those expressed or implied by forward-looking statements. For example, there can be no assurance that regulatory, bank or other third party consents and approvals will be obtained, that other conditions to the sale of PMI Australia and PMI Asia to QBE will be satisfied, that the sales will completed or, if completed, that the purchase price payable will not be reduced as a result of material adverse developments prior to closing. Other risks and uncertainties are discussed in our SEC filings, including our Annual Report Form 10-K for the year ended December 31, 2007 (in Item 1A) and Form 10-Q for the quarters ended March 31, and June 30, 2008. We undertake no obligation to update forward-looking statements.